Exhibit (a)(2)

FOR RELEASE

Investor Contacts:	Media Contact:
Tania Almond	Denise DesChenes/Dan Gagnier
Investor Relations	Citigate Sard Verbinnen
410-528-7555	212-687-8080

NeighborCare Rejects Omnicare Offer;
Files 14D-9 With SEC

     BALTIMORE, MD – June 14, 2004 – NeighborCare, Inc. (NASDAQ: NCRX) announced today that its Board of Directors voted unanimously to recommend that NeighborCare shareholders reject Omnicare’s (NYSE: OCR) $30 per share cash tender offer as not in the best interests of NeighborCare, its shareholders, and its other constituencies. The Board found that the Omnicare offer is inadequate from a financial point of view, and does not reflect the expected benefits of NeighborCare’s new, post-spin-off business plan and unique business opportunities. The Board also noted that this is the third time it has unanimously rejected essentially similar Omnicare proposals for $30 per share. The Company has filed a Schedule 14D-9 with the Securities and Exchange Commission (SEC) detailing the reasons for its rejection of Omnicare’s offer. The full text of the filing will be available on the SEC website at www.sec.gov.

     John J. Arlotta, NeighborCare’s Chairman, President and Chief Executive Officer, said, “Our Board’s position remains clear and unanimous – this is nothing more than a blatantly opportunistic attempt by Omnicare to acquire NeighborCare at an inadequate price before the full impact of our new business plan and market opportunities is reflected in the Company’s results of operations and share price. We continue to believe that aggressively executing on our business plan is the best course for NeighborCare. Our efforts are already reducing costs and achieving success with customers.”

     In making its determination, the NeighborCare Board consulted with its legal and financial advisors and senior management of the Company and considered a number of factors, including the following:

•	The Board’s belief that NeighborCare, which just completed a major strategic realignment in December 2003, is poised to grow and prosper under its new, experienced management team. That team is focused on executing on its comprehensive new business plan, which is in the early stages and is designed to reduce costs and stimulate growth.

•	That this new comprehensive plan, launched in connection with the Company’s strategic realignment in December 2003, is in its early stages and that the Company is making progress on its plan as costs are being reduced and, importantly, customers are responding favorably to these programs. Some of the key elements of this plan are:

•	Improving our cost structure through improved formulary management, use of best demonstrated practices, the centralization of certain operations, and several other service and product cost initiatives.

•	Improving our operating efficiency through the introduction of innovative technology and automation. These efforts are expected to improve NeighborCare’s productivity, as well as our customers’.

•	Providing added value to customers by acting not just as distributors, but as business partners and consultants, helping them better manage their drug costs.

•	Growing sales organically and increasing customer retention while expanding core business through acquisitions, new sites, and sales force expansion.

•	The Board’s analysis of NeighborCare’s business, financial condition, results of operations, current business strategy, and future prospects, which management and the Board believe have not been fully reflected in the Company’s results of operations or share price.

•	The Board noted that it had received on June 10, 2004 the oral opinion of Goldman, Sachs & Co., NeighborCare’s financial advisor, to the effect that, as of that date, the Offer was inadequate to NeighborCare’s shareholders from a financial point of view.

•	The Board’s belief that Omnicare recognizes the significant long-term value creation potential of NeighborCare’s business plan and has opportunistically timed its offer to acquire the Company at an inadequate price before the full impact of these factors can be reflected in the Company’s results of operations and share price.

•	The Board’s belief that the Offer, if consummated, would deprive all NeighborCare shareholders, including those that do not accept the Offer, of the opportunity to realize the full value of their investment in the Company.

•	The fact that the Offer is highly conditional, including as to financing and regulatory matters, raising significant uncertainty about the Offer.

•	The Board’s and management’s commitment to protecting the best interests of the Company and its constituents, including shareholders, employees, customers, suppliers, and the communities in which the Company does business.

Conference Call
NeighborCare will host an analyst/investor conference call and webcast a slide show on June 14, 2004 at 1:00 p.m. Eastern time. The conference call information follows:

Toll-Free Number: (888) 240-0264
Toll Number: (706) 679-5757
Leader: John Arlotta
Conference ID: 8098890

Go to the link below to register and/or join the webcast at the designated time:

http://invite.mshow.com/findshow.aspx?usertype=0&cobrand=100&shownumber=172956

A replay will be posted on NeighborCare’s website at http://www.neighborcare.com/investor/events.cfm within a few hours after the event.

About NeighborCare, Inc.
NeighborCare, Inc. (NASDAQ: NCRX) is one of the nation’s leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. NeighborCare also provides infusion therapy services, home medical equipment, respiratory therapy services, community-based retail pharmacies and group purchasing. In total, NeighborCare’s operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

Visit our website at www.neighborcare.com.

Statements made in this press release, our website and in our other public filings and releases, which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may”, “target” and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off on our operations, expected changes in reimbursement rates and inflationary increases in state Medicaid rates, expected bed count, expected SG&A expense, anticipated restructuring charges and estimates of timing and costs savings related to cost improvement initiatives. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; and an economic downturn or changes in the laws affecting our business in those markets in which NeighborCare operates. Our Business, operations or results could also be affected by the effects of Omnicare’s tender offer or its pendency on the company and it business, employees, customers and suppliers.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

NeighborCare has filed a solicitation/recommendation statement on Schedule 14D-9 regarding Omnicare’s tender offer. NeighborCare’s shareholders are strongly advised to read carefully NeighborCare’s solicitation/recommendation statement (including any amendments or supplements) regarding Omnicare’s tender offer, because it contains important information. Free copies of the solicitation/recommendation statement and the related amendments or supplements, which have been filed by NeighborCare with the Securities and Exchange Commission, are available at the SEC’s web site at www.sec.gov, or at the NeighborCare’s web site at www.neighborcare.com, and also by directing requests to NeighborCare’s information agent, MacKenzie Partners, Inc., at 1-800-322-2885.

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